Exhibit 99.1

VistaGen Therapeutics Receives a Notice of Allowance for Another Key
U.S. Patent Covering Oral Formulations of AV-101

South San Francisco, CA (March 19, 2018) – VistaGen Therapeutics Inc. (NASDAQ: VTGN), a clinical-stage biopharmaceutical company developing new generation medicines for depression and other central nervous system (CNS) disorders, today announced receiving a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for U.S. patent application no. 14/762,015 related to oral formulations of AV-101, its new generation glutamatergic product candidate in Phase 2 development for treatment of Major Depressive Disorder (MDD). When issued, the U.S. patent will not expire until at least 2034.

"This additional Notice of Allowance from the USPTO is yet another major development for our company,” stated Shawn Singh, Chief Executive Officer of VistaGen. “Following on the heels of the highly significant Notice of Allowance for methods of treating depression that we received from the USPTO on March 7, 2018, this patent is another of the core components of our commercial protection strategy for AV-101 in the U.S., further enhancing and expanding substantially our foundation for U.S. market exclusivity for AV-101."

About VistaGen
VistaGen Therapeutics, Inc. (NASDAQ: VTGN), is a clinical-stage biopharmaceutical company developing new generation medicines for depression and other CNS disorders. VistaGen's lead CNS product candidate, AV-101, is an oral NMDA receptor glycine B antagonist in Phase 2 development, initially as a new adjunctive treatment for Major Depressive Disorder (MDD) patients with an inadequate response to current FDA-approved antidepressants. AV-101's mechanism of action is fundamentally different from all current antidepressants and atypical antipsychotics often used adjunctively to augment them. Most current antidepressants target the neurotransmitters serotonin (SSRIs) and/or norepinephrine (SNRIs) and, if effective, take many weeks to achieve therapeutic benefits. VistaGen's AV-101 targets glutamate, the most prevalent neurotransmitter in the brain, and, similar to ketamine, also a NMDA receptor antagonist, has potential to drive a paradigm shift towards a new generation of faster-acting glutamatergic antidepressants. VistaGen’s orally available AV-101 may also have potential in conjunction with ketamine treatment for MDD and suicidal ideation, as a non-opioid alternative to gabapentin for neuropathic pain and epilepsy, to reduce dyskinesia associated with Huntington’s disease and levodopa therapy for Parkinson's disease (PD LID), and for other CNS diseases and disorders where modulation of the NMDA receptors, activation of AMPA receptors and/or key active metabolites of AV-101 may achieve therapeutic benefits.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the successful launch, continuation and results of the NIMH’s Phase 2 (monotherapy) and/or the Company’s planned Phase 2 (adjunctive therapy) clinical studies of AV-101 in MDD, and other CNS diseases and disorders, including neuropathic pain and levadopa-induced dyskinesia associated with Parkinson’s disease therapy, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the AV-101 clinical development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: +1 (212) 896-1254/+1 (212) 896-1267
Email: VistaGen@KCSA.com